Exhibit (4)(c)(ii)(2)

FIRST SUPPLEMENTAL INDENTURE dated as of January 10, 2005 (this “Supplemental Indenture”), to the INDENTURE dated as of October 27, 1993 (the “Indenture”), by and among Cincinnati Bell Telephone Company, an Ohio corporation (the “Company”), Cincinnati Bell Inc., an Ohio corporation (the “Guarantor”), and The Bank of New York, a New York banking corporation, as Trustee, which governs the terms of the Company’s Medium Term Notes issued thereunder (the “Securities”).

               WHEREAS Section 9.02 and Section 8.03 of the Indenture provide that the Company, the Guarantor and the Trustee may enter into a supplemental indenture waiving the application of certain provisions of the Indenture with the consent of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding and not owned by the Company, the Guarantor, any other obligor on the Securities or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, the Guarantor, or any other obligor on the Securities (the “Requisite Consents”);

               WHEREAS the Company desires to merge (the “Merger”) into a wholly-owned limited liability company organized under the laws of the State of Ohio (the “LLC”);

               WHEREAS the Company and the Guarantor desire to obtain a waiver of the application of certain provisions of the Indenture to permit the Merger, as set forth in Article I hereof;

               WHEREAS the Requisite Consents to the waivers effected by this Supplemental Indenture have been received; and

               WHEREAS this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and the Guarantor.

               NOW, THEREFORE, the Company, the Guarantor and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE I

               SECTION 1.1. Waiver of Section 10.01. The application of Section 10.01 is hereby waived in connection with the Merger only to the extent such section would otherwise prohibit the Merger and only for so long as the Company remains organized as a limited liability company thereafter. The Company and the Guarantor acknowledge and agree that (i) upon consummation of the Merger, the LLC shall expressly assume by supplemental indenture the due and punctual payment on all the Securities pursuant to Section 10.01(a ) of the Indenture, (ii) the Merger shall not be consummated if an Event of Default or event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing and (iii) the Guarantor will ratify and confirm the Guarantees of the Indenture and the Securities upon consummation of the Merger.

               SECTION 1.2. Waiver of Section 10.02. The application of Section 10.02 is hereby waived in connection with the Merger only to the extent such section would otherwise prohibit the Merger and only for so long as the Company remains organized as a limited liability company thereafter. The Company and the Guarantor acknowledge and agree that the LLC shall succeed to and be substituted for the Company under the Indenture and the Securities and shall be subject to all of the terms, conditions and limitations in the Indenture and the Securities.

ARTICLE II

               SECTION 2.1. Interpretation. (a) Upon execution and delivery of this Supplemental Indenture, Section 10.01 and Section 10.02 of the Indenture shall be waived in accordance with this Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture shall control. The Indenture, the Guarantees of the Indenture and the Securities by the Guarantor and the waivers effected by this Supplemental Indenture, are hereby ratified and confirmed in all respects and shall bind every Holder of Securities and the Company and the Guarantor, as applicable. In case of conflict between the terms and conditions contained in the Securities and those contained in the Indenture, after giving effect to this Supplemental Indenture, the provisions of the Indenture, and the waivers effected by this Supplemental Indenture, shall control.

               (b) Except as provided for in this Supplemental Indenture, the Indenture shall remain in full force and effect. The consent of the Holders to this Supplemental Indenture shall not constitute a waiver of any provision of the Indenture except to the extent expressly set forth herein, and shall not be construed as a waiver or consent to any further or future action on the part of the Company or waiver of any Default or Event of Default, except to the extent expressly set forth herein.

               SECTION 2.2. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

               SECTION 2.3. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

               SECTION 2.4. Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

               SECTION 2.5. Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

               SECTION 2.6. Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

               SECTION 2.7. Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

               SECTION 2.8. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Securities.

               SECTION 2.9. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

               SECTION 2.10. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

               SECTION 2.11. Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective authorized officers as of the day and year first written above.

CINCINNATI BELL TELEPHONE COMPANY,

by

Name:
Title:

CINCINNATI BELL INC.,

by

Name:
Title:

THE BANK OF NEW YORK, As Trustee,

by

Name:
Title:

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